Exhibit 99.01

    Cepheid                   CONTACTS
    904 Caribbean Drive
    Sunnyvale, CA 94089       AT THE COMPANY:
    Telephone: 408.541.4191   ---------------
    Fax: 408.541.4192         John L. Bishop            John R. Sluis
                              CFO, Cepheid              CFO, Cepheid
                              408-541-4191              408-541-4191
                              john.bishop@cepheid.com   john.sluis@cepheid.com

                              FINANCIAL RELATIONS BOARD:
                              --------------------------
                              Lasse Glassen
                              Investor/Analyst Information
                              310-854-8313
                              lglassen@financialrelationsboard.com

                   CEPHEID REPORTS THIRD QUARTER 2006 RESULTS

    Product sales increase by 18% with strong Clinical sales growth of 135% and growth in Industrial sales of 28%. Gross profit dollars realized on product sales increase by 23%.

SUNNYVALE, Calif., November 2, 2006 -- Cepheid (NASDAQ: CPHD) today announced financial results for the third quarter ended September 30, 2006.

Total product sales for the third quarter ended September 30, 2006 increased 18% to approximately $22.6 million from approximately $19.2 million for the corresponding prior year period while total product sales for the nine months ended September 30, 2006 increased 4% to approximately $60.8 million from approximately $58.2 million for the corresponding prior year period. The increase in product sales for the quarter was the result of a 135% increase in clinical market sales and a 28% increase in industrial market sales which were partially offset by the anticipated cessation of GeneXpert module sales to the United States Postal Service (USPS) resulting from the completion of the installation of the Biohazard Detection System (BDS) units in 2005. For the three and nine months ended September 30, 2005, sales of GeneXpert modules to the USPS were $3.4 million and $10.0 million, respectively. As anticipated, there were no sales of GeneXpert modules to the USPS for the first nine months of 2006. Accordingly, sales of all other products increased 43% and 26% for the three and nine month periods of 2006, respectively, when compared to the same periods of 2005.

Net loss for the quarter ended September 30, 2006 was approximately $4.0 million, or $0.07 per share, compared to a net loss of approximately $3.3 million, or $0.08 per share, for the corresponding prior year period. Net loss for the nine month period ended September 30, 2006 was $17.7 million or $0.34 per share compared to a net loss of $10.4 million or $0.24 per share for the same period of last year. Beginning this year, the Company implemented the provisions of SFAS 123(R) which resulted in stock compensation expense being reflected in operating results for the first time. As a result, stock compensation expense included in the net loss for the quarter ended September 30, 2006 was $1.6 million, and $5.2 million for the nine months ended September 30, 2006.

Clinical product sales increased 135% to $5.8 million in the third quarter of 2006 from $2.5 million in the third quarter of 2005 and represented 26% of total product sales for the third quarter of 2006 as compared to 13% of total product sales for the third quarter of 2005. Clinical product sales increased 134% to $13.4 million for the nine months ended September 30, 2006 from $5.8 million for the nine months ended September 30, 2005 and represented 22% of total product sales as compared to 10% of total product sales for the nine months ended September 30, 2005.

Industrial product sales increased 28% to $4.8 million in the third quarter of 2006 from $3.7 million in the third quarter of 2005 and represented 21% of total product sales in the third quarter of 2006 as compared to 19% of total product sales in the third quarter of 2005 while industrial product sales increased 12% to $11.0 million for the nine months ended September 30, 2006 from $9.8 million for the nine months ended September 30, 2005 and represented 18% of total product sales for the nine months of 2006 and 17% for the nine months of 2005.

Biothreat product sales decreased by 7% to $12.1 million in the third quarter of 2006 from $13.0 million in the third quarter of 2005 and represented 53% of total product sales in the third quarter of 2006 as compared to 68% in the third quarter of 2005 while biothreat product sales decreased 15% to $36.4 million for the nine months ended September 30, 2006 from $42.6 million for the nine months ended September 30, 2005 and represented 60% of total product sales as compared to 73% of total product sales for the nine months ended September 30, 2005. The expected decrease in product sales in the biothreat market was a result of the fourth quarter 2005 completion of the installation of the BDS in the USPS processing centers and the resulting completion of additional GeneXpert modules sales for the USPS BDS program.

Other revenues, including contract and grant and government sponsored research revenue, decreased 5% to approximately $1.1 million for the third quarter of 2006 as compared to $1.2 million in the third quarter of 2005 while other revenues decreased 6% to approximately $3.0 million for the nine months ended September 30, 2006 as compared to $3.2 million for the nine months ended September 30, 2005. The decrease in other revenues for the quarter and for the first nine months as compared to the corresponding prior year periods was due primarily to the decrease in grant and government sponsored research revenue.

The gross margin percentage on product sales for the quarter ended September 30, 2006 increased to 41% from 40% compared to the prior year quarter and decreased to 40% from 42% for the nine month period ended September 30, 2006 compared to the same nine month period of last year. The cost of product sales for the third quarter ended September 30, 2006 included $0.2 million of stock compensation expense and $0.5 million for the nine months ended September 30, 2006, which had an impact of 1% on product gross margin percentage for the quarter and for the nine months ended September 30, 2006. Aside from the impact of stock option expense, the incremental decrease in gross margin for the 2006 nine month period was primarily due to unfavorable product mix as compared to the comparable period of 2005.

"The Company achieved a significant milestone during the quarter in the clinical market with the 510(k) clearance from the U.S. Food & Drug Administration (FDA) to market the Company's Xpert(TM) GBS test for Group B Streptococcus (GBS) on its GeneXpert(R) system. Xpert(TM) GBS test was also categorized by the FDA as "moderate complexity" under the Clinical Laboratory Improvement Amendments
(CLIA). The Xpert GBS test is the first amplified molecular diagnostic test utilizing real time polymerase chain reaction (PCR) to receive the moderate complexity CLIA categorization. This will allow the assay to be performed by institutions registered for CLIA Moderate Complexity in addition to institutions registered for High Complexity," commented John Bishop, Cepheid's CEO.

Mr. Bishop added, "Delivery of our new 16 module GeneXpert system, the GX XVI, was initiated during the quarter and five systems have been installed in hospital accounts. The Company also recently disclosed development of our single module system, the GX I, with an integrated computer, touch screen display and bar code scanner, and announced plans to develop a new high volume system. The projected completion of these systems is expected to effectively position Cepheid to develop a single diagnostic product line that can be run in a wide range of laboratory environments - from a doctor's office with a single module system, to high volume central laboratories operating in a hospital setting."

"During the quarter, the Company also announced the receipt of Phase 2 funding from the National Institute of Allergy and Infectious Disease (NIAID) for their Small Business Technology Transfer (STTR) Grant entitled "Sample Processing Cartridges for Rapid PCR TB Detection". Cepheid's academic partner for this program is Dr. David Alland, of the University of Medicine and Dentistry of New Jersey (UMDNJ). Cepheid and UMDNJ previously announced a program for development of an easy-to-use PCR cartridge that detects the presence of Mycobacterium tuberculosis and also predicts drug resistance in about one hour. This program is being supported by FIND, a Geneva-based non-profit organization partnered with the Bill and Melinda Gates Foundation. The newly awarded NIAID funding will complement these efforts by focusing on development of sample collection devices and on development of proprietary nucleic acid dyes, quenchers, interpretive software and other technologies associated with commercial implementation of a 6-color GeneXpert system. The ultimate goal of both programs is to develop a rapid test with accuracy that is equal to or better than current methods, thus shifting the burden away from culture techniques, which require weeks to months to generate the same results."

"Sales in the Industrial market rebounded during the quarter coinciding with the close of the government's fiscal year."

"Biothreat sales are continuing at the expected rate. As previously noted, installation of Biohazard Detection Systems (BDS) within United States Postal Service (USPS) processing centers was completed during the fourth quarter of 2005. As expected, no sales of additional GeneXpert modules for the USPS program were planned for 2006. The program continues to run well with over 3.6 million tests run to-date."

"During the quarter, we announced our first acquisition of technology relating to diagnostic markers with the purchase of Actigenics, a small company in Toulouse, France. Actigenics is one of the leaders in the discovery of micro RNAs, a newly identified class of genetic markers that are closely related to gene expression and regulation. Actigenics has developed bioinformatics algorithms that identify proprietary micro RNA candidates with a high degree of confidence, leading to one of the largest portfolios of micro RNA diagnostic candidates in the world. Thousands of additional micro RNA candidates have now been identified and are being validated in our discovery pipeline. Recently published studies indicate that micro RNA-based cancer markers may potentially provide the basis for detection and classification, prediction of tumor aggressiveness, and determination of treatment susceptibility. In addition, we are pursuing micro RNA-based markers of infection and inflammation."

"Via the Actigenics acquisition, Cepheid now possesses both therapeutic and diagnostic rights to approximately 150 validated microRNAs. We currently plan to out-license therapeutic applications of these micro RNA targets as appropriate. However, we plan on maintaining the opportunity to develop diagnostic tests based on all our validated candidates, whether or not they are linked to such therapeutic applications."

2006 OUTLOOK

Commenting on Cepheid's outlook for 2006, Mr. Bishop stated:

"Subsequent to the close of the quarter, the Company announced the European release of the Xpert(TM) MRSA (Methicillin-resistant Staphylococcus aureus) test for clinical diagnostic use on the GeneXpert(R) System. The MRSA test was released as a CE IVD Mark product under the European Directive on In Vitro Diagnostic Medical Devices. The Xpert MRSA test is designed to rapidly detect MRSA in patients for surveillance programs to aid in the reduction of hospital acquired infections (HAI)."

"We continue to expect to complete U.S. clinical trials for the Xpert(TM) MRSA test by the end of the year and to submit a 510(k) application to the FDA during the first quarter 2007."

"We continue to expect to receive word on our second regulatory submission, currently at the FDA for Enterovirus meningitis on the GeneXpert System, by the end of the year."

"We currently expect our 2006 product sales to be in the range of $83.0 million to $86.0 million, based on anticipated sales from existing and new products and sales expected from the USPS program. We expect our 2006 net loss to be in the range of $12.0 million to $14.0 million or $0.23 to $0.27 per share based on expected weighted average shares outstanding of 52.3 million for the year ended December 31, 2006. This is inclusive of additional interest income to be generated from the proceeds of our follow-on offering, but does not include costs associated with the Actigenics acquisition."

"As of September 30, 2006, the Company had $98.4 million in unrestricted cash and marketable securities."

CONFERENCE CALL INFORMATION

Cepheid's CEO, John Bishop, and Senior V.P. and CFO, John Sluis will host a conference call today at 4:30 pm (Eastern) to discuss Cepheid's financial results, business highlights and outlook. The call will be simultaneously broadcast over the Internet. Interested participants and investors may access the teleconference call by dialing 800-257-2182 (domestic) or 303-262-2141 (international). There will also be a live webcast of the call on the Investor Relations section of Cepheid's web site at www.cepheid.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

After the live webcast, the call will remain available on Cepheid's website, www.cepheid.com, through November 2, 2007. A replay of the conference call will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through November 9, 2006; the conference ID is 11073987. The replay will be available after 7:30 pm (Eastern).

ABOUT CEPHEID

Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is a molecular diagnostics company that develops, manufactures, and markets fully-integrated systems for genetic analysis in the clinical, industrial and biothreat markets. The company's systems enable rapid, sophisticated genetic testing for organisms and genetic-based diseases by automating otherwise complex manual laboratory procedures. The company's easy-to-use systems integrate a number of complicated and time-intensive steps, including sample preparation, DNA amplification and detection, which enable the analysis of complex biological samples in its proprietary test cartridges. Through its strong molecular biology capabilities, the company is focusing on those applications where rapid molecular testing is particularly important, such as identifying infectious disease and cancer in the clinical market; food, agricultural, and environmental testing in the industrial market; and identifying bio-terrorism agents in the biothreat market. See www.cepheid.com for more information.

This press release contains forward-looking statements that are not purely historical regarding Cepheid's or its management's intentions, beliefs, expectations and strategies for the future, including those relating to FDA approvals, future product developments, timing of future product releases, product performance, future revenues, future net losses, the status of the USPS BDS program and product development efforts. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the Company's current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: the scope of actual USPS funding for the BDS program; the rate of environmental testing using the BDS conducted by the USPS, which will affect the amount of consumable products sold; the fact that future levels of government funding are inherently uncertain; our ability to complete clinical trials successfully in a timely manner for products to be marketed in clinical markets; unforeseen development and manufacturing problems; the need for additional licenses for new tests and other products and the terms of such licenses; uncertainties related to the FDA regulatory and European regulatory processes; our ability to successfully commercialize our stand-alone GeneXpert(R) system; lengthy sales cycles in certain markets; the performance and market acceptance of new products; sufficient customer demand in the certain markets; our success in increasing direct sales; our reliance on distributors to market, sell and support our products; the occurrence of unforeseen expenditures, acquisitions or other transactions; unforeseen issues relating to integration of acquisitions; the impact of competitive products and pricing; our ability to manage geographically-dispersed operations; and underlying market conditions worldwide. Readers should also refer to the section entitled "Risk Factors" in Cepheid's Annual Report on Form 10-K for 2005 and its other reports filed with the Securities and Exchange Commission.

All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.

(FINANCIAL STATEMENTS FOLLOW)

                                     CEPHEID
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)


                                         Three Months Ended          Nine Months Ended
                                           September 30,               September 30,
                                      ------------------------    ------------------------
                                         2006          2005          2006          2005
                                      ----------    ----------    ----------    ----------
Revenues:
  Instrument sales                    $    7,287    $    8,300    $   15,855    $   21,921
  Reagent and disposable sales            15,360        10,938        44,945        36,272
                                      ----------    ----------    ----------    ----------
     Total  product sales                 22,647        19,238        60,800        58,193
  Contract revenues                          987           822         2,275         2,212
  Grant and government sponsored
   research revenues                         128           352           694           957
                                      ----------    ----------    ----------    ----------
     Total revenues                       23,762        20,412        63,769        61,362
                                      ----------    ----------    ----------    ----------
Costs and operating expenses:
  Cost of product sales                   13,281        11,601        36,357        33,617
  Collaboration profit sharing             3,813         2,904        11,467        10,112
  Research and development                 5,568         4,754        17,204        13,797
  In-process technology                      139             -           139             -
  Selling, general and
   administrative                          6,146         4,518        19,213        14,110
                                      ----------    ----------    ----------    ----------
     Total costs and operating
      expenses                            28,947        23,777        84,380        71,636
                                      ----------    ----------    ----------    ----------
Loss from operations                      (5,185)       (3,365)      (20,611)      (10,274)
Other income (expenses), net               1,215           103         2,927           (80)
                                      ----------    ----------    ----------    ----------
Net loss                              $   (3,970)   $   (3,262)   $  (17,684)   $  (10,354)
                                      ==========    ==========    ==========    ==========

Basic and diluted net loss per
 share                                $    (0.07)   $    (0.08)   $    (0.34)   $    (0.24)
                                      ==========    ==========    ==========    ==========
Shares used in computing basic and
 diluted net loss per share               54,771        42,581        51,448        42,430
                                      ==========    ==========    ==========    ==========

                                     CEPHEID
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                September 30,     December 31,
                                                    2006             2005
                                                -------------    -------------
                                                 (unaudited)          (1)
                    ASSETS
Current assets:
  Cash and cash equivalents                     $      16,213    $      16,072
  Marketable securities                                82,150           21,150
  Accounts receivable                                  12,748           13,976
  Inventory                                             9,592            7,989
  Prepaid expenses and other current assets             1,469              583
                                                -------------    -------------
Total current assets                                  122,172           59,770
Property and equipment, net                            14,608           13,000
Restricted cash                                           661              661
Other non-current assets                                  458                -
Intangible assets, net                                 31,132           29,757
                                                -------------    -------------
Total assets                                    $     169,031    $     103,188
                                                =============    =============

     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                              $       9,533    $       9,293
  Accrued compensation                                  2,651            3,191
  Accrued royalties                                     3,321            3,115
  Accrued collaboration profit sharing                  2,358            4,371
  Accrued other liabilities                             4,501            2,441
  Short term note payable                                 114                -
  Current portion of deferred revenue                   3,323            2,963
  Current portion of license fee payable                  415            8,538
  Line of credit                                            -            4,000
  Current portion of equipment financing                  524            2,297
                                                -------------    -------------
Total current liabilities                              26,740           40,209

Long term portion of deferred revenue                   2,984            4,402
Long term portion of license fees payable                   -              387
Long term portion of equipment financing,                  46            2,052
Deferred rent                                             794              735
Shareholders' equity:
  Common stock                                        251,386          155,347
  Additional paid-in capital                           12,232            7,518
  Accumulated other comprehensive income                   34               39
  Accumulated deficit                                (125,185)        (107,501)
                                                -------------    -------------
Total shareholders' equity                            138,467           55,403
                                                -------------    -------------
Total liabilities and shareholders' equity      $     169,031    $     103,188
                                                =============    =============

(1) The balance sheet at December 31, 2005 has been derived from the Company's audited financial Statements, which are included in the Company's 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission.